Consent of Independent Auditor

SLR Investment Corp.

New York, New York

We consent to the incorporation by reference in the Registration Statement (No. 333-278755) on Form N-2 of SLR Investment Corp. of our report dated February 21, 2025, relating to the consolidated financial statements of KBH Topco, LLC, appearing in this Annual Report on Form 10-K of SLR Investment Corp. dated February 25, 2025.

/s/ FGMK, LLC

Bannockburn, Illinois

February 25, 2025